Exhibit 99.1

COLUMBIA SPORTSWEAR COMPANY APPOINTS CHARLES DENSON
TO ITS BOARD OF DIRECTORS

Portland, Ore. — Columbia Sportswear Company (Nasdaq: COLM), a global leader in designing, sourcing, marketing, and distributing outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products, today announced that its board of directors appointed Charles Denson to serve as a director and member of its Audit Committee, effective January 9, 2024.

Mr. Denson is the Chairman of the Board of Directors of Funko, Inc. (Nasdaq: FNKO), where he has served as a director since its formation in 2017, in addition to serving as a director of FAH, LLC since 2016. Mr. Denson has served as the President and Chief Executive Officer of Anini Vista Advisors, an advisory and consulting firm, since 2014. From 1979 to 2014, Mr. Denson held various positions at NIKE, Inc., where he was appointed to several management roles, including President of the NIKE Brand, a position he held from 2001 to 2014.

“We are thrilled to have Charlie join our board of directors,” said Chairman, President and CEO, Tim Boyle. “Charlie is a veteran of the industry, having served as the President of the iconic NIKE Brand for 13 years. He will bring valuable product and marketing experience to the Board.”

About Columbia Sportswear Company

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, and prAna® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.SOREL.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com